September 7, 2011 Medium-Term Notes, Series D No. 2011-MTNDG0089 Registration Statement Nos. 333-172554 and 333-172554-01 Filed pursuant to Rule 424(b)(2)
STRUCTURED INVESTMENTS
Opportunities in Currencies
Trigger PLUS Based on a Basket of Five Currencies Relative to the Euro due September 12, 2013
Trigger Performance Leveraged Upside SecuritiesSM
Trigger PLUS offer leveraged exposure to a wide variety of assets and asset classes, including equities, commodities and currencies, while providing limited protection against negative performance by the asset.  At maturity, if the level of the asset has decreased to or below a trigger level, the investor is exposed fully to the negative performance. At maturity, if the asset has appreciated, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying asset.  In exchange for enhanced performance, investors will be subject to the method of calculating the final basket level as described below and are exposed to the risk of loss of some or all of their investment due to the trigger feature.  The Trigger PLUS are not principal protected.  The Trigger PLUS are a series of unsecured senior debt securities issued by Citigroup Funding. Any payments due on the Trigger PLUS are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company. All payments on the Trigger PLUS are subject to the credit risk of Citigroup Inc.

For purposes of this pricing supplement, any reference to the $10 stated principal amount in the accompanying PLUS product supplement should be understood to mean the $1,000 stated principal amount per Trigger PLUS offered in this specific offering.

FINAL TERMS
Issuer:	Citigroup Funding Inc.
Guarantee:
Any payments due on the Trigger PLUS are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company; however, because the Trigger PLUS are not principal protected, you may receive an amount at maturity that is substantially less than the stated principal amount of your initial investment and could be zero.

Underlying basket:	The underlying basket consists of the five basket currencies listed below, each valued relative to the euro:
	Basket currency	Weighting	Initial exchange rate
	Malaysian ringgit (“MYR”)	20%	4.1969
	Philippine peso (“PHP”)	20%	59.3696
	Australian dollar (“AUD”)	20%	1.3212
	New Zealand dollar (“NZD”)	20%	1.6815
	Brazilian real (“BRL”)	20%	2.3289
Aggregate principal amount:	$3,245,000
Stated principal amount:	$1,000 per Trigger PLUS
Issue price:	$1,000 per Trigger PLUS (see “Underwriting fee and issue price” below)
Pricing date:	September 7, 2011
Original issue date:	September 12, 2011
Maturity date:	September 12, 2013
Payment at maturity per Trigger PLUS:
If the underlying basket has strengthened relative to the euro such that the final basket level is greater than the initial basket level:
$1,000 + leveraged upside payment
Because the basket return percentage effectively will be limited to 100%, as described below, this amount will be no greater than $2,600

If the underlying basket has weakened relative to the euro such that the final basket level is less than or equal to the initial basket level but greater than or equal to the trigger level: $1,000
If the underlying basket has weakened relative to the euro such that the final basket level is less than the trigger level:
$1,000 + ($1,000 x basket return percentage)
This amount will be less than the stated principal amount of $1,000 and could be zero. The minimum payment at maturity on the Trigger PLUS is $0.
Exchange rate:
For any basket currency on any day, the rate for conversion of units of that basket currency into one euro, as determined in accordance with “Fact Sheet—Exchange rate calculation” and by reference to the applicable Reuters reference page(s) described under “Fact Sheet—Reuters reference page” (or any substitute page(s)) at approximately 2:15 p.m. (Frankfurt, Germany time) on that day.

Basket return percentage:	The sum of the currency return values of each basket currency. As described below under “Currency return percentage,” the maximum basket return percentage effectively will be 100%.
Currency return value:	For each basket currency, the product of that basket currency’s weighting and its currency return percentage.
Currency return percentage:
For each basket currency:  (initial exchange rate – final exchange rate) / initial exchange rate.  This formula effectively limits each basket currency’s positive contribution to the basket return percentage to its weighting and the overall basket return percentage to 100%.  However, each basket currency carries unlimited downside risk, and the negative performance of any single basket currency relative to the euro could result in a basket return percentage of -100% or lower regardless of the performance of the other basket currencies, in which case you would lose your entire investment.  See “How the Currency Return Percentage Formula Works” and “How the Trigger PLUS Work.”

Initial exchange rate:	For each basket currency, the exchange rate of that basket currency on the initial fixing date. See “Underlying basket—Initial exchange rate” above.
Final exchange rate:	For each basket currency, the exchange rate of that basket currency on the valuation date.
Initial fixing date:	The underlying asset business day immediately following the pricing date, subject to postponement as described under “Fact Sheet—Initial fixing date.”
Leveraged upside payment:	$1,000 x leverage factor x basket return percentage
Initial basket level:	Set at 1,000 on the initial fixing date.
Final basket level:	initial basket level + (1,000 x basket return percentage)
Valuation date:	September 5, 2013, subject to postponement for non-underlying asset business days
Leverage factor:	160%
Trigger level:	85% of the initial basket level
CUSIP:	1730T0NP0
ISIN:	US1730T0NP02
Listing:	The Trigger PLUS will not be listed on any securities exchange.
Underwriter:	Citigroup Global Markets Inc., an affiliate of the issuer. See “Fact Sheet—Supplemental information regarding plan of distribution; conflicts of interest” in this pricing supplement.

Underwriting fee and issue price:	Price to public	Underwriting fee(1)	Proceeds to issuer
Per Trigger PLUS	$1,000.00	$22.50	$977.50
Total	$3,245,000.00	$73,012.50	$3,171,987.50
(1) Citigroup Global Markets Inc., an affiliate of Citigroup Funding and the underwriter of the sale of the Trigger PLUS, will receive an underwriting fee of $22.50 for each $1,000 Trigger PLUS sold in this offering.  Citigroup Global Markets Inc. will pay selected dealers affiliated with Citigroup Global Markets Inc., including its affiliate Morgan Stanley Smith Barney LLC, and their financial advisors collectively a fixed selling concession of $22.50 for each $1,000 Trigger PLUS they sell.  Additionally, it is possible that Citigroup Global Markets Inc. and its affiliates may profit from expected hedging activity related to this offering, even if the value of the Trigger PLUS declines. See “Fact Sheet—Fees and selling concessions.”

Investing in the PLUS involves a number of risks. See “Risk Factors” on page 18.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Trigger PLUS or determined that this pricing supplement and the related PLUS product supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should read this document together with the PLUS product supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

PLUS Product Supplement filed on May 16, 2011: http://www.sec.gov/Archives/edgar/data/831001/000119312511141342/d424b2.htm

Prospectus and Prospectus Supplement filed on May 12, 2011: http://www.sec.gov/Archives/edgar/data/831001/000095012311049309/y91273b2e424b2.htm

The Trigger PLUS are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Trigger PLUS Based on a Basket of Five Currencies Relative to the Euro due September 12, 2013
Trigger Performance Leveraged Upside SecuritiesSM

Investment Overview
Trigger Performance Leveraged Upside Securities

The Trigger PLUS Based on a Basket of Five Currencies Relative to the Euro due September 12, 2013 (the “Trigger PLUS”) provide investors with an opportunity to gain enhanced exposure to the performance of the underlying basket, measured as described in this pricing supplement, while providing limited protection against a decline of 15% in the level of the underlying basket.  The underlying basket, and, in turn, the Trigger PLUS, provide investors with exposure to a basket of currencies with long exposure to the Malaysian ringgit, the Philippine peso, the Australian dollar, the New Zealand dollar and the Brazilian real and short exposure to the euro. If the level of the underlying basket increases from the initial fixing date to the valuation date, the payment at maturity will be greater than the $1,000 stated principal amount. If the level of the underlying basket decreases by an amount that is less than or equal to 15%, the payment at maturity will equal the $1,000 stated principal amount.  If the underlying basket decreases by an amount that is greater than 15%, the payment at maturity will be at least 15.01% less than the $1,000 stated principal amount and may be zero. Accordingly, the Trigger PLUS do not guarantee the return of any principal amount. See “Hypothetical Payouts on the Trigger PLUS at Maturity” in this pricing supplement.

There are several important factors you should consider in connection with your investment in the Trigger PLUS:

■
The Trigger PLUS do not provide a linear return on the performance of the basket currencies relative to the euro.  A linear return is the return that would be achieved by converting a notional amount of euro into the basket currencies at the initial exchange rate and then, on the valuation date, converting the resulting amount of the basket currencies back into euro at the final exchange rate.  Instead, the return on the Trigger PLUS will be determined by reference to the basket return percentage and currency return percentage formulas described in this pricing supplement.

■
The basket return percentage and currency return percentage formulas described in this pricing supplement will magnify any depreciation and diminish any appreciation (leaving aside the effect of the leverage factor) in the basket currencies relative to the euro as compared to a linear return, and these effects will increase the more the basket currencies appreciate or depreciate.  One consequence of this is that, if the basket currencies depreciate in value by an average of 50% relative to the euro, the basket return percentage will be -100% or lower, and you will lose your entire investment.

■
Because of the way the currency return percentage is calculated, any single basket currency’s positive contribution to the basket return percentage will never exceed 20%, and the basket return percentage will never exceed 100%.  By contrast, the negative percentage that can be contributed by any basket currency to the overall basket return percentage is unlimited.

■
A significantly negative performance by one basket currency can completely cancel out positive performance by the other basket currencies.  Accordingly, it is possible that one basket currency may depreciate relative to the euro (e.g., as a result of a devaluation) to such an extent that, even if the four other basket currencies appreciate significantly relative to the euro over the term of the Trigger PLUS, the payment at maturity on the Trigger PLUS will nevertheless be $0, and you will lose your entire investment.

You should read the sections entitled “Risk Factors” and “Hypothetical Payouts on the Trigger PLUS at Maturity.”

Maturity:	2 years

Leverage factor:	160%

Trigger level:	85% of the initial basket level

Coupon:	None

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Underlying Basket Overview

The underlying basket is an equally weighted basket of five currencies relative to the euro.  The following table sets forth the basket currencies and the weighting and the initial exchange rate for each basket currency.

Basket currency	Weighting	Initial exchange rate
Malaysian ringgit (“MYR”)	20%	4.1969
Philippine peso (“PHP”)	20%	59.3696
Australian dollar (“AUD”)	20%	1.3212
New Zealand dollar (“NZD”)	20%	1.6815
Brazilian real (“BRL”)	20%	2.3289

Underlying Basket – Hypothetical Historical Basket Levels January 3, 2006 to September 7, 2011

The graph above does not attempt to show your expected return on an investment in the Trigger PLUS at maturity. You cannot predict the future performance of any of the basket currencies or of the underlying basket as a whole, or whether appreciation of any of the basket currencies relative to the euro will be offset by depreciation of other basket currencies relative to the euro, based on their historical performance.

The historical basket levels shown in the graph above are calculated by setting the initial basket level at 1,000 on the starting date of the graph of January 3, 2006. The actual initial basket level for the Trigger PLUS, however, was set at 1,000 on the initial fixing date. If the historical basket levels were calculated using a different starting date on which the basket level was set at 1,000, they would differ from those shown in this illustration.

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How Currency Exchange Rates Work

Exchange rates reflect the amount of one currency that can be exchanged for a unit of another currency.

■
The exchange rate for each of the basket currencies is expressed as a number of units of that currency per one euro.  As a result, a decrease in the exchange rate from the initial fixing date to the valuation date means that the relevant basket currency has appreciated / strengthened relative to the euro.  This means that it takes fewer units of the relevant basket currency to purchase one euro on the valuation date than it did on the initial fixing date.  For example, a change in the AUD/EUR exchange rate from a hypothetical exchange rate of 1.40 on the initial fixing date to a hypothetical exchange rate of 1.10 on the valuation date would reflect a strengthening of the Australian dollar relative to the euro.

■
Conversely, an increase in the exchange rate from the initial fixing date to the valuation date means that the relevant basket currency has depreciated / weakened relative to the euro.  This means that it takes more units of the relevant basket currency to purchase one euro on the valuation date than it did on the initial fixing date.  For example, a change in the AUD/EUR exchange rate from a hypothetical exchange rate of 1.40 on the initial fixing date to a hypothetical exchange rate of 1.70 on the valuation date would reflect a weakening of the Australian dollar relative to the euro.

How the Currency Return Percentage Formula Works

The currency return percentage formula, which is used to calculate the basket return percentage, and, in turn, the payment at maturity for the Trigger PLUS, effectively limits each basket currency’s positive contribution to the basket return percentage to its weighting of 20% and the overall basket return percentage to 100%.  However, each basket currency carries unlimited downside risk, and the negative performance of any single basket currency relative to the euro could result in a basket return percentage of -100% or lower, regardless of the performance of the other basket currencies, in which case you would lose your entire investment.

In each example below, we compare the currency return percentage to the return percentage that would have been achieved had we used a linear return formula to calculate returns.  A linear return formula shows the return that would be achieved by converting a notional amount of euro into a basket currency at the initial exchange rate and then, on the valuation date, converting the resulting amount of the basket currency back into euro at the final exchange rate.  It is important to note that, in any scenario in which the exchange rate changes from the initial fixing date to the valuation date, the currency return percentage will always underperform a return percentage calculated using a linear return formula.

Example 1: Moderate Appreciation of a Basket Currency

In the example below, the Australian dollar strengthens relative to the euro from a hypothetical initial exchange rate of 1.40 to a hypothetical final exchange rate of 1.26, resulting in a currency return percentage of (1.40 – 1.26) / 1.40 = 10%.

Initial Exchange Rate (# AUD / 1 EUR)	Final Exchange Rate (# AUD / 1 EUR)
1.40	1.26

By contrast, the return percentage using a linear return formula would have been 11.11%.

Example 2: Moderate Depreciation of a Basket Currency

In the example below, the Australian dollar weakens relative to the euro from a hypothetical initial exchange rate of 1.40 to a hypothetical final exchange rate of 1.54, resulting in a currency return percentage of (1.40 – 1.54) / 1.40 = -10%

Initial Exchange Rate (# AUD / 1 EUR)	Final Exchange Rate (# AUD / 1 EUR)
1.40	1.54

By contrast, the return percentage using a linear return formula would have been -9.09%.

Example 3: Extreme Appreciation of a Basket Currency

In the example below, the Australian dollar strengthens relative to the euro from a hypothetical initial exchange rate of 1.40 to a hypothetical final exchange rate of 0.001, resulting in a currency return percentage of (1.40 – 0.001) / 1.40 = approximately 99.99%.

Initial Exchange Rate (# AUD / 1 EUR)	Final Exchange Rate (# AUD / 1 EUR)
1.40	0.001

By contrast, the return percentage using a linear return formula would have been 139,900%.  This example illustrates that even under the most extreme appreciation of a basket currency, the currency return percentage is effectively limited to 100% because the currency return percentage formula’s numerator can never be greater than its denominator.  However, any depreciation of a basket currency is not so limited, as shown in Example 4 below.

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Example 4: Extreme Depreciation of a Basket Currency

In the example below, the Australian dollar weakens relative to the euro from a hypothetical initial exchange rate of 1.40 to a hypothetical final exchange rate of 14.00 (for example, due to a hypothetical devaluation of the Australian dollar), resulting in a currency return percentage of (1.40 – 14.00) / 1.40 = -900%.

Initial Exchange Rate (# AUD / 1 EUR)	Final Exchange Rate (# AUD / 1 EUR)
1.40	14.00

By contrast, the return percentage using a linear return formula would have been -90%.  Because the currency return percentage is calculated as described in these examples, there is no limit on the negative performance of any basket currency.  Consequently, even if the other four basket currencies were to appreciate significantly relative to the euro, that positive performance could be completely offset by a severe depreciation of the fifth basket currency, and you could lose your entire investment in the Trigger PLUS in such a scenario.  See Example 4 under “Hypothetical Payouts on the Trigger PLUS at Maturity.”

Actual initial exchange rates and final exchange rates will vary from those used in the examples above.

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Key Investment Rationale

Exposure to currencies is a component of diversification of asset class exposures. Investors who believe that the basket currencies will strengthen relative to the euro or are overweight exposure to the euro can use the Trigger PLUS to gain short exposure to the euro and long exposure to the basket currencies.

This two-year investment offers a leveraged exposure to any increase in the level of the underlying basket from the initial fixing date to the valuation date and limited protection against a decline of up to 15% in the level of underlying basket. However, if the level of the underlying basket decreases by more than 15%, then for each 1% decrease from the initial basket level, you will lose 1% of your investment. Because of the way the basket return percentage is calculated, any weakening of the basket currencies relative to the euro will result in a disproportionate loss on your investment compared to an investment based on a linear return.  For example, if the basket currencies depreciate in value by an average of 50% relative to the euro, the basket return percentage will be -100% or lower, and you will lose your entire investment.  See “Hypothetical Payouts on the Trigger PLUS at Maturity” below.

Investors can use the Trigger PLUS to leverage returns by a factor of 160% relative to the basket return percentage.  While there is no stated maximum payment at maturity on the Trigger PLUS, the manner in which the currency return percentages are calculated limits each basket currency’s positive contribution to the basket return percentage to its weighting of 20% and the overall basket return percentage to 100%.

Leveraged Performance	The Trigger PLUS offer investors an opportunity to capture enhanced positive returns on the performance of the underlying basket, measured as described in this pricing supplement.

Payment Scenario 1
The underlying basket strengthens relative to the euro, which means that the final basket level is greater than the initial basket level such that the basket return percentage is positive.  At maturity, the Trigger PLUS redeem for the stated principal amount of $1,000 plus 160% of the basket return percentage times $1,000.

Payment Scenario 2
The underlying basket weakens relative to the euro, and the final basket level is less than or equal to the initial basket level but is greater than or equal to the trigger level. In this case, the basket return percentage is greater than or equal to -15%, and you receive the full stated principal amount at maturity even though the level of the underlying basket has depreciated.

Payment Scenario 3
The underlying basket weakens relative to the euro, and the final basket level is less than the trigger level such that the level of the underlying basket has declined by more than 15% from the initial fixing date to the valuation date. At maturity, the Trigger PLUS redeem for at least 15% less than the stated principal amount (and could redeem for zero), and this decrease will be by an amount proportionate to the full amount of the decline in the level of the underlying basket from the initial fixing date to the valuation date. (Example: if the level of the underlying basket decreases by 25%, the Trigger PLUS will redeem for $750, or 75% of the stated principal amount.)

Summary of Selected Key Risks (see page 18)

■	Trigger PLUS do not guarantee return of any principal.

■	No interest payments.

■	Limited upside potential and disproportionate impact of negative performance by any single basket currency.

■	Downside performance is magnified, such that a 50% decline in the value of the basket currencies will cause a loss of 100% of your principal.

■	The leverage factor will not necessarily enhance returns relative to a linear return on the basket currencies.

■	Potential for a lower comparable yield.

■
The Trigger PLUS are subject to the credit risk of Citigroup Inc., Citigroup Funding’s parent company and the guarantor of any payments due on the Trigger PLUS, and any actual or anticipated change to its credit ratings and credit spreads may adversely affect the market value of the Trigger PLUS.

■	The market price of the Trigger PLUS will be influenced by many unpredictable factors, including the value and volatility of the basket currencies.

■	The Trigger PLUS are subject to currency exchange risk.

■	Government intervention could materially and adversely affect the Trigger PLUS.

■	Even though currencies trade around-the-clock, the Trigger PLUS will not.

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Trigger Performance Leveraged Upside SecuritiesSM

■	Changes in the value of one or more of the basket currencies may offset each other.

■	The Trigger PLUS are subject to enhanced risks associated with emerging markets currencies.

■	The initial exchange rates of the basket currencies will not be determined until the initial fixing date, which is the underlying asset business day immediately following the pricing date.

■	The Trigger PLUS will not be listed on any securities exchange and secondary trading may be limited.

■	The inclusion of underwriting fees and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

■	The calculation agent, which is an affiliate of ours, will make determinations with respect to the Trigger PLUS.

■	Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the Trigger PLUS.

■	The U.S. federal income tax consequences of an investment in the Trigger PLUS are unclear.

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Trigger PLUS Based on a Basket of Five Currencies Relative to the Euro due September 12, 2013
Trigger Performance Leveraged Upside SecuritiesSM

Fact Sheet

The Trigger PLUS offered are senior unsecured obligations of Citigroup Funding, will pay no interest, do not guarantee any return of principal at maturity and are subject to the terms described in the accompanying PLUS product supplement, prospectus supplement and prospectus, as supplemented or modified by this pricing supplement. At maturity, an investor will receive for each stated principal amount of Trigger PLUS that the investor holds an amount in cash that may be greater than, equal to or less than the stated principal amount based upon the level of the underlying basket on the valuation date. The Trigger PLUS do not guarantee any return of principal at maturity. The Trigger PLUS are senior notes issued as part of Citigroup Funding’s Series D Medium-Term Notes program. All payments on the Trigger PLUS are subject to the credit risk of Citigroup Inc., Citigroup Funding’s parent company and the guarantor of any payments due on the Trigger PLUS.

Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
September 7, 2011	September 12, 2011	September 12, 2013

Key Terms
Issuer:	Citigroup Funding Inc.
Guarantee:
Any payments due on the Trigger PLUS are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company; however, because the Trigger PLUS are not principal protected, you may receive an amount at maturity that is substantially less than the stated principal amount of your initial investment and could be zero.

Underlying basket:	The underlying basket consists of the five basket currencies listed below, each valued relative to the euro:
	Basket currency	Weighting	Reuters reference page	Initial exchange rate
	Malaysian ringgit (“MYR”)	20%	MYR per U.S. dollar (“USD”): ABSIRFIX01 USD per euro (“EUR”): ECB37	4.1969
	Philippine peso (“PHP”)	20%	PHP per USD: PDSPESO USD per EUR: ECB37	59.3696
	Australian dollar (“AUD”)	20%	AUD per EUR: ECB37	1.3212
	New Zealand dollar (“NZD”)	20%	NZD per EUR: ECB37	1.6815
	Brazilian real (“BRL”)	20%	BRL per USD: BRFR (offer side, PTAX column) USD per EUR: ECB37	2.3289
Aggregate principal amount:	$3,245,000
Stated principal amount:	$1,000 per Trigger PLUS
Issue price:	$1,000 per Trigger PLUS
Denominations:	$1,000 per Trigger PLUS and integral multiples thereof
Interest:	None
Payment at maturity per Trigger PLUS:
If the underlying basket has strengthened relative to the euro such that the final basket level is greater than the initial basket level:
$1,000 + leveraged upside payment
Because the basket return percentage effectively will be limited to 100%, as described below, this amount will be no greater than $2,600
If the underlying basket has weakened relative to the euro such that the final basket level is less than or equal to the initial basket level but greater than or equal to the trigger level:
$1,000
If the underlying basket has weakened relative to the euro such that the final basket level is less than the trigger level:
$1,000 + ($1,000 x basket return percentage)
This amount will be less than the stated principal amount of $1,000 and could be zero.  The minimum payment at maturity on the Trigger PLUS is $0.

Basket return percentage:	The sum of the currency return values of each basket currency. As described below under “—Currency return percentage,” the maximum basket return percentage effectively will be 100%.
Currency return value:	For each basket currency, the product of that basket currency’s weighting and its currency return percentage.
Currency return percentage:
For each basket currency: (initial exchange rate – final exchange rate) / initial exchange rate.  This formula effectively limits each basket currency’s positive contribution to the basket return percentage to its weighting and the overall basket return percentage to 100%.  However, each basket currency carries unlimited downside risk, and the negative performance of any single basket currency relative to the euro could result in a basket return percentage of -100% or lower regardless of the performance of the other basket currencies, in which case you would lose your entire investment.  See “How the Currency Return Percentage Formula Works” and
“How the Trigger PLUS Work.”

Exchange rate calculation:	In determining the exchange rates for MYR, PHP and BRL the calculation agent will first determine

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Trigger Performance Leveraged Upside SecuritiesSM

the relevant exchange rate for the basket currency in relation to U.S. dollars and will then multiply that result by the relevant U.S. dollar-euro exchange rate. In determining the exchange rates for AUD and NZD, the calculation agent will use the direct exchange rate between AUD or NZD, as applicable, and the euro.
Exchange rate:
For any basket currency on any day, the rate for conversion of units of that basket currency into one euro, as determined in accordance with “—Exchange rate calculation” above and by reference to the applicable Reuters reference page(s) described above under “—Reuters reference page” (or any substitute page(s)) at approximately 2:15 p.m. (Frankfurt, Germany time) on that day.

Initial exchange rate:	For each basket currency, the exchange rate of that basket currency on the initial fixing date. See “Underlying basket—Initial exchange rate” above.
Final exchange rate:	For each basket currency, the exchange rate of that basket currency on the valuation date.
Initial fixing date:
The underlying asset business day immediately following the pricing date, subject to postponement as described below.  If the exchange rate for any basket currency on the underlying asset business day immediately following the pricing date is not published on the applicable Reuters reference page(s) (or any substitute page(s)), then the initial fixing date will be postponed to the first succeeding underlying asset business day on which the exchange rate for each basket currency is published on the applicable Reuters reference page(s) (or any substitute page(s)).  If the initial fixing date has not occurred as of the 30th calendar day immediately following the pricing date, then such day (or if such day is not an underlying asset business day, the next succeeding underlying asset business day) will be deemed to be the initial fixing date, and the calculation agent will determine any exchange rates published on such day in accordance with “—Exchange rate” above and any exchange rates not published on such day as the arithmetic mean of the applicable spot quotations received by the calculation agent at 2:15 p.m. (Frankfurt, Germany time) for the purchase or sale for deposits in the relevant basket currency by the London offices of three leading banks engaged in the interbank market (selected by the calculation agent after consultation with Citigroup Funding) (the “reference banks”). If fewer than three reference banks provide those spot quotations, then the relevant exchange rate will be calculated on the basis of the arithmetic mean of the applicable spot quotations received by the calculation agent from two leading commercial banks in New York (selected by the calculation agent after consultation with Citigroup Funding), for the purchase or sale for deposits in the relevant basket currency. If these spot quotations are available from only one bank, then the calculation agent, in its sole discretion, will determine if such quotation is reasonable. If no spot quotation is available, then the relevant exchange rate will be the rate the calculation agent, in its sole discretion, determines to be fair and reasonable under the circumstances.

Leveraged upside payment:	$1,000 x leverage factor x basket return percentage
Initial basket level:	Set at 1,000 on the initial fixing date.
Final basket level:	initial basket level + (1,000 x basket return percentage)
Leverage factor:	160%
Trigger level:	85% of the initial basket level
Valuation date:	September 5, 2013, subject to postponement for non-underlying asset business days
Maximum payment at maturity:	There is no stated maximum payment at maturity on the Trigger PLUS.
Risk factors:	Please see “Risk Factors” beginning on page 18.
Clearing and settlement:	DTC

General Information
Listing:	The Trigger PLUS will not be listed on any securities exchange.
CUSIP:	1730T0NP0
ISIN:	US1730T0NP02
Tax considerations:	Each holder, by purchasing a Trigger PLUS, agrees to treat it as a prepaid forward contract for U.S. federal income tax purposes. There is uncertainty regarding this treatment, and the Internal Revenue Service (the “IRS”) or a court might not agree with it.

Assuming this treatment of the Trigger PLUS is respected and subject to the discussion in “Certain United States Federal Income Tax Considerations” in the accompanying PLUS product supplement, the following U.S. federal income tax consequences should result under current law:

•     A U.S. Holder should not be required to recognize taxable income over the term of the Trigger PLUS prior to maturity, other than pursuant to a sale or exchange.

•     Upon sale, exchange or settlement of a Trigger PLUS at maturity, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the Trigger PLUS.

The gain or loss on a U.S. Holder’s Trigger PLUS will generally be ordinary foreign currency income or loss under Section 988 of the Internal Revenue Code of 1986, as amended (the “Code”).

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However, under that Section, holders of certain forward contracts, futures contracts or option contracts generally are entitled to make an election to treat foreign currency gain or loss as capital gain or loss (a “Section 988 Election”).  Although the matter is uncertain, it is reasonable to treat the Section 988 Election as available.  Assuming the Section 988 Election is available, if a U.S. Holder makes this election before the close of the day on which the U.S. Holder acquires a Trigger PLUS, all gain or loss the U.S. Holder recognizes on a sale or exchange of that Trigger PLUS should be treated as long-term capital gain or loss, assuming that the U.S. Holder has held the Trigger PLUS for more than one year.  A Section 988 Election with respect to a Trigger PLUS is made by (a) clearly identifying the Trigger PLUS on the U.S. Holder’s books and records, on the date the U.S. Holder acquires it, as being subject to this election and (b) filing the relevant statement verifying this election with the U.S. Holder’s U.S. federal income tax return, or obtaining independent verification under procedures set forth in the Treasury Regulations under Section 988.  U.S. Holders should consult their tax advisers regarding the advisability, availability, mechanics and consequences of a Section 988 Election.

Under current law, Non-U.S. Holders generally will not be subject to U.S. federal income or withholding tax with respect to amounts received on the sale, exchange or retirement of their Trigger PLUS.  Special rules apply to Non-U.S. Holders who are present in the United States for 183 days or more in a taxable year or whose gain on their Trigger PLUS is effectively connected with the conduct of a U.S. trade or business.

In 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may well include the Trigger PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Trigger PLUS, possibly with retroactive effect.  In 2007 the IRS also issued a revenue ruling holding that a financial instrument with some arguable similarity to the Trigger PLUS is properly treated as a debt instrument denominated in a foreign currency.  The Trigger PLUS are distinguishable in meaningful respects from the instrument described in the revenue ruling.  If, however, the reach of the revenue ruling were to be extended, it could materially and adversely affect the tax consequences of an investment in the Trigger PLUS for U.S. Holders, possibly with retroactive effect.

Both U.S. and non-U.S. persons considering an investment in the Trigger PLUS should read the discussion under “Certain United States Federal Income Tax Considerations” in the accompanying PLUS product supplement and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Trigger PLUS, including possible alternative treatments, the issues presented by the 2007 notice and revenue ruling, and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor trustee under an indenture dated August 1, 2005)
Calculation agent:	Citigroup Global Markets Inc. (“Citigroup Global Markets”)
Use of proceeds and hedging:
The net proceeds we receive from the sale of the Trigger PLUS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Trigger PLUS through one or more of our affiliates.

On or prior to the initial fixing date, we, through our affiliates or others, hedged our anticipated exposure in connection with the Trigger PLUS by taking positions in the basket currencies or in swaps, options or futures contracts on the basket currencies and in any other securities or instruments that we may wish to use in connection with such hedging. Such purchase activity could have affected the initial exchange rate of any of the basket currencies, and, accordingly, the exchange rate that must prevail with respect to one or more of the basket currencies on the valuation date before investors would receive at maturity a payment that exceeds the stated principal amount of the Trigger PLUS. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement.

ERISA and IRA purchase considerations:
Employee benefit plans subject to ERISA, entities the assets of which are deemed to constitute the assets of such plans, governmental or other plans subject to laws substantially similar to ERISA and retirement accounts (including Keogh, SEP and SIMPLE plans, individual retirement accounts and individual retirement annuities) are permitted to purchase the Trigger PLUS as long as either (A) (1)

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no Citigroup Global Markets affiliate or employee or affiliate’s employee is a fiduciary to such plan or retirement account that has or exercises any discretionary authority or control with respect to the assets of such plan or retirement account used to purchase the Trigger PLUS or renders investment advice with respect to those assets, and (2) such plan or retirement account is paying no more than adequate consideration for the Trigger PLUS or (B) its acquisition and holding of the Trigger PLUS is not prohibited by any such provisions or laws or is exempt from any such prohibition.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Trigger PLUS if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets or Morgan Stanley Smith Barney or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of Trigger PLUS by the account, plan or annuity.

You should refer to the section “ERISA Matters” in the PLUS product supplement for more information.

Fees and selling concessions:
Citigroup Global Markets, an affiliate of Citigroup Funding and the underwriter of the sale of the Trigger PLUS, will receive an underwriting fee of $22.50 from Citigroup Funding for each Trigger PLUS sold in this offering. From this underwriting fee, Citigroup Global Markets will pay selected dealers affiliated with Citigroup Global Markets, including its affiliate Morgan Stanley Smith Barney LLC, and their financial advisors collectively a fixed selling concession of $22.50 for each $10 Trigger PLUS they sell.

Additionally, it is possible that Citigroup Global Markets and its affiliates may profit from expected hedging activity related to this offering, even if the value of the Trigger PLUS declines. You should refer to “Risk Factors” below and “Risk Factors” and “Plan of Distribution; Conflicts of Interest” in the PLUS product supplement for more information.

Supplemental information regarding plan of distribution; conflicts of interest:
Citigroup Global Markets is an affiliate of Citigroup Funding. Accordingly, the offering of the Trigger PLUS will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Conduct Rules of the Financial Industry Regulatory Authority, Inc. Client accounts over which Citigroup Inc., its subsidiaries or affiliates of its subsidiaries have investment discretion are not permitted to purchase the Trigger PLUS, either directly or indirectly, without the prior written consent of the client.

Contact:
Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or its principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776). All other clients may contact their local brokerage representative. Third-party distributors may contact Citi Structured Investment Sales at (212) 723-7005.

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the underwriter, if, within 30 days of the offering, the underwriter repurchases the Trigger PLUS distributed by such dealers.

This pricing supplement represents a summary of the terms and conditions of the Trigger PLUS. We encourage you to read the accompanying PLUS product supplement, prospectus supplement and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

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How the Trigger PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the Trigger PLUS for a range of hypothetical percentage changes in the level of the underlying basket from the initial fixing date to the valuation date.

The graph is based on the following terms:

Stated principal amount:	$1,000 per Trigger PLUS

Leverage factor:	160%

Trigger level:	85% of the initial basket level

Minimum payment at maturity:	$0

Trigger PLUS Payoff Diagram

How it works

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If the final basket level is greater than the initial basket level, investors will receive the $1,000 stated principal amount plus 160% of the appreciation of the underlying basket over the term of the Trigger PLUS.

■	If the final basket level has appreciated from the initial basket level by 20%, investors will receive a 32% return, or

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If the final basket level is less than or equal to the initial basket level but greater than or equal to the trigger level, investors will receive an amount equal to the $1,000 stated principal amount, regardless of the final basket level.

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If the final basket level is less than the trigger level, investors will receive an amount at least 15.01% less than the $1,000 stated principal amount, based on a 1% loss of principal for each 1% decline in the level of the underlying basket from the initial basket level.

■	If the underlying basket depreciates 30%, investors would lose 30% of their principal and receive only $700 perTrigger PLUS at maturity, or 70% of the stated principal amount.

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Hypothetical Payouts on the Trigger PLUS at Maturity

Below are four examples of how to calculate the basket return percentage, the final basket level and the payment at maturity based on the hypothetical exchange rates in the respective tables below.  The following hypothetical examples are provided for illustrative purposes only.  Actual results will vary.

The exchange rates of each of the basket currencies are expressed as a number of units of the applicable basket currency per one euro.  For each basket currency, a decrease in the exchange rate means that such basket currency has appreciated / strengthened relative to the euro, and an increase in the exchange rate means that such basket currency has depreciated / weakened relative to the euro.  The numbers appearing in the examples below have been rounded for ease of analysis.

Example 1:  The final basket level is greater than the initial basket level.

Basket Currency	Weighting	Initial Exchange Rate	Hypothetical Final Exchange Rate	Currency Return Percentage
MYR	20%	4.20	3.780	10%
PHP	20%	59.37	53.433	10%
AUD	20%	1.32	1.188	10%
NZD	20%	1.68	1.512	10%
BRL	20%	2.33	2.097	10%

Basket return percentage = Sum of currency return values of the basket currencies

Currency return value = currency return percentage  x  weighting

Currency return percentage = (initial exchange rate – final exchange rate) / initial exchange rate

So, using the hypothetical exchange rates above:

[(4.20 – 3.780) / 4.20] x 20% = 2%, plus

[(59.37 – 53.433) / 59.37] x 20% = 2%, plus

[(1.32 – 1.188) / 1.32] x 20% = 2%, plus

[(1.68 – 1.512) / 1.68] x 20% = 2%, plus

[(2.33 – 2.097) / 2.33] x 20% = 2%

Basket return percentage         =          10%

Final basket level                     =          initial basket level + (1,000 x basket return percentage)

=           1,000 + (1,000 x 10%)

=           1,100

Payment at maturity                 =          $1,000  +  leveraged upside payment

=           $1,000 + ($1,000  x  basket return percentage x  leverage factor)

=           $1,000 + ($1,000  x  10%  x  160%)

=           $1,160

Because the final basket level is greater than the initial basket level, the payment at maturity will equal $1,000 plus the leveraged upside payment.  The payment at maturity per Trigger PLUS will be $1,160, or the stated principal amount of $1,000 plus the leveraged upside payment of $160.

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Example 2:  The final basket level is less than or equal to the initial basket level but greater than or equal to the trigger level.

Basket Currency	Weighting	Initial Exchange Rate	Hypothetical Final Exchange Rate	Currency Return Percentage
MYR	20%	4.20	3.990	5%
PHP	20%	59.37	71.244	-20%
AUD	20%	1.32	1.452	-10%
NZD	20%	1.68	1.6296	3%
BRL	20%	2.33	2.6795	-15%

Basket return percentage = Sum of currency return values of the basket currencies

Currency return value = currency return percentage  x  weighting

Currency return percentage = (initial exchange rate – final exchange rate) / initial exchange rate

So, using the hypothetical exchange rates above:

[(4.20 – 3.990) / 4.20] x 20% = 1%, plus

[(59.37 – 71.244) / 59.37] x 20% = -4%, plus

[(1.32 – 1.452) / 1.32] x 20% = -2%, plus

[(1.68 – 1.6296) / 1.68] x 20% = 0.6%, plus

[(2.33 – 2.6795) / 2.33] x 20% = -3%

Basket return percentage         =          -7.4%

Final basket level                     =          initial basket level + (1,000 x basket return percentage)

=           1,000 + (1,000 x -7.4%)

=           926

Trigger level                             =          850

Payment at maturity                 =          $1,000

Because the final basket level is less than the initial basket level but greater than the trigger level, the payment at maturity will equal the $1,000 stated principal amount.

Example 3:  The final basket level is less than the trigger level.

Basket Currency	Weighting	Initial Exchange Rate	Hypothetical Final Exchange Rate	Currency Return Percentage
MYR	20%	4.20	5.250	-25%
PHP	20%	59.37	77.181	-30%
AUD	20%	1.32	1.518	-15%
NZD	20%	1.68	1.848	-10%
BRL	20%	2.33	2.913	-25%

Basket return percentage = Sum of currency return values of the basket currencies

Currency return value = currency return percentage  x  weighting

Currency return percentage = (initial exchange rate – final exchange rate) / initial exchange rate

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So, using the hypothetical exchange rates above:

[(4.20 – 5.250) / 4.20] x 20% = -5%, plus

[(59.37 – 77.181) / 59.37] x 20% = -6%, plus

[(1.32 – 1.518) / 1.32] x 20% = -3%, plus

[(1.68 – 1.848) / 1.68] x 20% = -2%, plus

[(2.33 – 2.913) / 2.33] x 20% = -5%

Basket return percentage         =          -21%

Final basket level                     =          initial basket level + (1,000 x basket return percentage)

=           1,000 + (1,000 x -21%)

=           790

Trigger level                             =          850

Payment at maturity                 =          $1,000 + ($1,000 x basket return percentage)

=           $1,000 + ($1,000 x -21%)

=           $790

Because the final basket level is less than the trigger level, the payment at maturity will equal an amount that is less than the $1,000 stated principal amount by an amount proportionate to the decline in the final basket level from the initial basket level.

Example 4:  One basket currency experiences an extreme depreciation relative to the euro, whereas the other basket currencies appreciate relative to the euro.

Basket Currency	Weighting	Initial Exchange Rate	Hypothetical Final Exchange Rate	Currency Return Percentage
MYR	20%	4.20	0.210	95%
PHP	20%	59.37	2.969	95%
AUD	20%	1.32	12.936	-880%
NZD	20%	1.68	0.084	95%
BRL	20%	2.33	0.117	95%

Basket return percentage = Sum of currency return values of the basket currencies

Currency return value = currency return percentage  x  weighting

Currency return percentage = (initial exchange rate – final exchange rate) / initial exchange rate

So, using the hypothetical exchange rates above:

[(4.20 – 0.210) / 4.20] x 20% = 19%, plus

[(59.37 – 2.969) / 59.37] x 20% = 19%, plus

[(1.32 – 12.936) / 1.32] x 20% = -176%, plus

[(1.68 – 0.084) / 1.68] x 20% = 19%, plus

[(2.33 – 0.117) / 2.33] x 20% = 19%

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Basket return percentage         =          -100%

Final basket level                     =          initial basket level + (1,000 x basket return percentage)

=           1,000 + (1,000 x -100%)

=           0

Trigger level                             =          850

Payment at maturity                 =          $1,000 + ($1,000 x basket return percentage)

=           $1,000 + ($1,000 x -100%)

=           $0

Because the final basket level is less than the trigger level, the payment at maturity will equal an amount that is less than the $1,000 stated principal amount by an amount proportionate to the decline in the final basket level from the initial basket level.  This example illustrates how, because of the way the currency return percentages are calculated, the negative performance of a single basket currency—regardless of the performance of the other basket currencies—could result in a basket return percentage of -100%, in which case you would lose your entire investment.

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Payment at Maturity

At maturity, investors will receive for each $1,000 stated principal amount of Trigger PLUS that they hold an amount in cash based upon the level of the underlying basket on the valuation date, as determined as follows:

If the final basket level is greater than the initial basket level:

$1,000  +  leveraged upside payment.

	Leveraged Upside Payment
Principal	Principal		Leverage Factor			Basket Return Percentage

$1,000 +	$1,000	x	160%	x	(	Sum of the currency return values of the basket currencies	)

Currency return value = for each basket currency:

currency return percentage  x  weighting

Currency return percentage = for each basket currency:

(initial exchange rate – final exchange rate) / initial exchange rate

The weighting for each basket currency will equal 20%.

Because the basket return percentage effectively will be limited to 100%, the payment at maturity will be no greater than $2,600.

If the final basket level is less than or equal to the initial basket level but greater than or equal to the trigger level:

the stated principal amount of $1,000

If the final basket level is less than the trigger level:

$1,000 + ($1,000 x basket return percentage)

Because the basket return percentage in this scenario will be less than -15%, the payment at maturity per Trigger PLUS will be less than $850 and could be zero.  The minimum payment at maturity on the Trigger PLUS is $0.

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Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the Trigger PLUS. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying PLUS product supplement and “Risk Factors” in the related prospectus supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the Trigger PLUS.

■
Trigger PLUS do not pay interest or guarantee return of principal. The terms of the Trigger PLUS differ from those of ordinary debt securities in that the Trigger PLUS do not pay interest or guarantee the return of any of the stated principal amount at maturity. If the final basket level is less than the trigger level (which is 85% of the initial basket level), the payout at maturity will be an amount in cash that is at least 15.01% less than the $1,000 stated principal amount of each Trigger PLUS, and this decrease will be by an amount proportionate to the full amount of the decrease from the initial basket level to the final basket level. The minimum payment at maturity on the Trigger PLUS is $0, and, accordingly, you could lose your entire investment.  See “Hypothetical Payouts on the Trigger PLUS at Maturity” in this pricing supplement.

■
The formula for the basket return percentage will limit the upside potential of the Trigger PLUS and will be disproportionately impacted by the negative performance of any single basket currency. The basket return percentage, which will determine the payment at maturity on the Trigger PLUS, will equal the sum of each basket currency’s currency return percentage multiplied by its weighting.  The currency return percentage for each basket currency measures the extent to which the exchange rate of the basket currency relative to the euro increases or decreases from the initial fixing date to the valuation date (expressed as a percentage of the initial exchange rate).  Because of the way the currency return percentage is calculated, the maximum currency return percentage for each basket currency is effectively 100%.  This means that the maximum percentage that any basket currency can contribute to the overall basket return percentage is 20% and that the basket return percentage will never exceed 100%.

By contrast, the formula for the currency return percentage does not limit the downside on the currency return percentage of any basket currency or on the overall basket return percentage.  Therefore, the negative percentage that can be contributed by any basket currency to the overall basket return percentage is unlimited.  This means that, if the currency return percentage of any single basket currency is sufficiently negative, the basket return percentage may be -100% (or lower) even if each of the other basket currencies has a currency return percentage equal to the effective maximum of 100%.  In other words, a significantly negative performance by one basket currency can completely cancel out positive performance by the other basket currencies such that the payment at maturity on the Trigger PLUS will be $0, and you will lose your entire investment. See “Hypothetical Payouts on the Trigger PLUS at Maturity” in this pricing supplement.

■
The formula for the basket return percentage will diminish any appreciation of the basket currencies and magnify any depreciation of the basket currencies relative to the euro. The Trigger PLUS do not provide a linear return on the appreciation of the basket currencies relative to the euro.  A linear return would reflect the return that would be achieved by converting a notional amount of euro into the basket currencies at the initial exchange rate and then, on the valuation date, converting the resulting amount of the basket currencies back into euro at the final exchange rate.  Instead, the return on the Trigger PLUS will be determined by reference to the basket return percentage and currency return percentage formulas described in this pricing supplement, which do not reflect a linear return.  Under these formulas, any appreciation of a basket currency relative to the euro will be diminished, as compared to a linear return, while any depreciation of a basket currency relative to the euro will be magnified, as compared to a linear return.  Moreover, the diminishing effect on any appreciation of a basket currency relative to the euro increases as the currency return percentage increases, and the magnifying effect on any depreciation of a basket currency relative to the euro increases as the currency return percentage decreases.  This magnifying effect on any depreciation of a basket currency means that if the basket currencies depreciate in value by an average of 50% relative to the euro, the basket return percentage will be -100% or lower, and you will lose your entire investment. Accordingly, your payment at maturity may be less than if you had invested in similar securities that provide linear returns.

■
The leverage factor will not necessarily enhance returns relative to a linear return on the basket currencies.  If the final basket level is greater than the initial basket level, your return on the Trigger PLUS will be determined by multiplying the basket return percentage by the leverage factor.  Although the leverage factor will enhance returns on the Trigger PLUS relative to a calculation of returns based solely on an unleveraged basket return percentage, the basket return percentage will always be diminished as compared to a linear return, and this diminishing effect will increase as the basket currency percentage increases.  As a result, although the leverage factor will cause the Trigger PLUS to produce enhanced returns relative to a linear return over a modest range of appreciation in the underlying basket, the return on the Trigger PLUS, even taking into account the leverage factor, will be less than an unleveraged linear return for any appreciation beyond that range.

■
Potential for a lower comparable yield.  The Trigger PLUS do not pay any periodic interest. As a result, if the final basket level does not increase sufficiently from the initial basket level, the effective yield on the Trigger PLUS will be less than that which would be payable on a conventional fixed-rate debt security of Citigroup Funding (guaranteed by Citigroup Inc.) of comparable maturity.

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■
The Trigger PLUS are subject to the credit risk of Citigroup Inc., and any actual or anticipated changes to its credit ratings and credit spreads may adversely affect the market value of the Trigger PLUS. Investors are dependent on the ability of Citigroup Inc., Citigroup Funding’s parent company and the guarantor of any payments due on the Trigger PLUS, to pay all amounts due on the Trigger PLUS at maturity, and, therefore, investors are subject to the credit risk of Citigroup Inc. and to changes in the market’s view of Citigroup Inc.’s creditworthiness. The Trigger PLUS are not guaranteed by any other entity. If Citigroup Inc. defaults on its obligations under the Trigger PLUS, your investment would be at risk and you could lose some or all of your investment. Any decline, or anticipated decline, in Citigroup Inc.’s credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking Citigroup Inc.’s credit risk is likely to adversely affect the market value of the Trigger PLUS.

■
The market price of the Trigger PLUS will be influenced by many unpredictable factors. Several factors will influence the value of the Trigger PLUS in the secondary market and the price at which Citigroup Global Markets may be willing to purchase or sell the Trigger PLUS in the secondary market, including:  exchange rates of the basket currencies; interest rate levels; volatility of the basket currencies; geopolitical conditions and economic, financial, regulatory, political, judicial or other events that affect foreign exchange markets; time remaining until the Trigger PLUS mature; availability of comparable instruments; intervention by the governments of the related basket currencies and the U.S.; and any actual or anticipated changes in the credit ratings or credit spreads of Citigroup Inc.  In addition, currency markets are subject to temporary distortions or other disruptions due to various factors, including lack of liquidity, participation of speculators and government regulation and intervention.  You may receive less, and possibly significantly less, than the stated principal amount of the Trigger PLUS if you try to sell your Trigger PLUS prior to maturity.

■
Currency exchange risk. Fluctuations in the exchange rates between the basket currencies and the euro will affect the value of the Trigger PLUS.  Exchange rate movements for a particular basket currency against the euro are volatile and are the result of numerous factors specific to that country, the European Union and the countries included in the European Union, including the supply of, and the demand for, those currencies, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to different regions.  Changes in exchange rates result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the related countries.  Of particular importance to potential currency exchange risk are: (i) rates of inflation; (ii) interest rate levels; (iii) balance of payments; and (iv) the extent of governmental surpluses or deficits in the relevant foreign country and the countries included in the European Union.  All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the applicable countries and the European Union.  The weakening of any of the basket currencies relative to the euro will, unless offset by the strengthening of any of the other basket currencies, have a material adverse effect on the value of the Trigger PLUS and the return on an investment in the Trigger PLUS.

■
Government intervention could materially and adversely affect the Trigger PLUS.  Foreign exchange rates can be fixed by sovereign governments or monetary authorities, allowed to float within a range of exchange rates set by governments or monetary authorities, or left to float freely.  Governments, including those issuing the basket currencies, may use a variety of techniques, such as intervention by their central banks or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies.  They may also issue a new currency to replace an existing currency, fix the exchange rate or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency.  Thus, a special risk in purchasing the Trigger PLUS is that their trading value and amount payable could be affected by the actions of sovereign governments, fluctuations in response to other market forces and the movement of currencies across borders. There will be no offsetting adjustment or change made during the term of the Trigger PLUS in the event that any floating exchange rate should become fixed, any fixed exchange rate should be allowed to float, or that the band limiting the float of any currency should be altered or removed.  Nor will there be any offsetting adjustment or change in the event of any devaluation or revaluation or imposition of exchange or other regulatory controls or taxes or in the event of other developments affecting the basket currencies or the euro, or any other currency.  Therefore, any significant changes or governmental actions with respect to any of the basket currencies, the euro or any other currency that result in a weakening of any of the basket currencies relative to the euro may have a material adverse effect on the value of the Trigger PLUS and the return on an investment in the Trigger PLUS.

■
Even though the basket currencies trade around-the-clock, the Trigger PLUS will not. Because the inter-bank market in foreign currencies is a global, around-the-clock market, the hours of trading for the Trigger PLUS, if any, will not conform to the hours during which the basket currencies are traded.  Consequently, significant price and rate movements may take place in the underlying foreign exchange markets that will not be reflected immediately in the price of the Trigger PLUS.  Additionally, there is no systematic reporting of last-sale information for foreign currencies which, combined with the limited availability of quotations to individual investors, may make it difficult for many investors to obtain timely and accurate data regarding the state of the underlying foreign exchange markets.

■
Changes in the value of one or more of the basket currencies may offset each other. A decrease in the value of one or more of the basket currencies may wholly or partially be offset by an increase in the value of the other basket currencies.  Exchange rate movements in the basket currencies may not correlate with each other.  At a time when one or more of the

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basket currencies strengthens relative to the euro, one or more of the other basket currencies may weaken relative the euro or strengthen to a lesser extent.  Therefore, in calculating the basket return percentage, the strengthening relative to the euro of one or more of the basket currencies may be moderated, or wholly offset, by the weakening or lesser strengthening relative to the euro of one or more of the other basket currencies.  As noted above, any negative performance of the basket currencies will have a disproportionate effect on the basket return percentage compared to any positive performance.

■
The underlying basket, which consists in part of emerging markets currencies, is subject to an increased risk of significant adverse fluctuations. The underlying basket includes emerging markets currencies.  There is an increased risk of significant adverse fluctuations in the performance of the underlying basket because the underlying basket consists of currencies of less developed and less stable economies.  Currencies of emerging economies are often subject to more frequent and larger central bank interventions than the currencies of developed countries and are also more likely to be affected by drastic changes in monetary or exchange rate policies of the relevant country, which may negatively affect the value of the Trigger PLUS.

■
The initial exchange rates of the basket currencies will not be determined until the initial fixing date.  The initial exchange rates of the basket currencies will be measured on the initial fixing date, which is the underlying asset business day immediately following the pricing date.  Therefore, investors will not know the initial exchange rates on the pricing date and will be exposed to any fluctuations in the exchange rates of the basket currencies from the pricing date to the initial fixing date.  Any appreciation in the basket currencies from the pricing date to the initial fixing date will, accordingly, reduce the payment at maturity on the Trigger PLUS, subject to the effect of the trigger feature, for any given final exchange rates of the basket currencies.

■
The Trigger PLUS will not be listed on any securities exchange, and secondary trading may be limited. The Trigger PLUS will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Trigger PLUS. Citigroup Global Markets may, but is not obligated to, make a market in the Trigger PLUS. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Trigger PLUS easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Trigger PLUS, the price at which you may be able to trade your Trigger PLUS is likely to depend on the price, if any, at which Citigroup Global Markets is willing to transact. If, at any time, Citigroup Global Markets were not to make a market in the Trigger PLUS, it is likely that there would be no secondary market for the Trigger PLUS. Accordingly, you should be willing to hold your Trigger PLUS to maturity.

■
The inclusion of underwriting fees and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which Citigroup Global Markets is willing to purchase the Trigger PLUS in secondary market transactions will likely be lower than the original issue price, since the original issue price includes, and secondary market prices are likely to exclude, underwriting fees paid with respect to the Trigger PLUS, as well as the cost of hedging our obligations under the Trigger PLUS. The cost of hedging includes the projected profit that our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. These secondary market prices may be lower than the costs of unwinding the related hedging transactions at the time of the secondary market transaction. Our affiliates may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the Trigger PLUS or in any secondary market transaction. In addition, any secondary market prices may differ from values determined by pricing models used by Citigroup Global Markets, as a result of dealer discounts, mark-ups or other transaction costs. For further information on our use of proceeds and hedging, see “Can You Tell Me More About the Effect of Citigroup Funding’s Hedging Activity?” in the PLUS product supplement.

■
The calculation agent, which is an affiliate of ours, will make determinations with respect to the Trigger PLUS.  Citigroup Global Markets, the calculation agent, is an affiliate of ours. As calculation agent, Citigroup Global Markets has determined the initial exchange rates and the initial basket level, will determine the final exchange rates, the final basket level, the currency return percentage, the currency return value and the basket return percentage and will calculate the amount of cash you will receive at maturity, if any. Determinations made by Citigroup Global Markets, in its capacity as calculation agent, including with respect to the calculation of the exchange rates in the event of the unavailability of reporting of any of the exchange rates, may affect the payout to you at maturity.

■
Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the Trigger PLUS. One or more of our affiliates have hedged our obligations under the Trigger PLUS and have carried out hedging activities related to the Trigger PLUS (and other instruments linked to the basket currencies), including trading in swaps, futures and options contracts on the basket currencies as well as in other instruments related to the basket currencies. Our affiliates also trade in the basket currencies and other financial instruments related to the basket currencies on a regular basis as part of their general broker-dealer, proprietary trading and other businesses. Any of these hedging or trading activities on or prior to the initial fixing date could have affected the initial exchange rate of any of the basket currencies, and, accordingly, the exchange rate that must prevail with respect to one or more of the basket currencies on the valuation date before an investor receives a payment at maturity that exceeds the issue price of the Trigger PLUS. Additionally, such hedging or trading activities during the term of the Trigger PLUS, including on the valuation date, could

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Trigger Performance Leveraged Upside SecuritiesSM

adversely affect the exchange rates of the basket currencies and the final basket level and, accordingly, the amount of cash, if any, an investor will receive at maturity.

■
The U.S. federal income tax consequences of an investment in the Trigger PLUS are unclear.  There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Trigger PLUS, and we do not plan to request a ruling from the IRS.  Consequently, significant aspects of the tax treatment of the Trigger PLUS are uncertain, and the IRS or a court might not agree with the treatment of the Trigger PLUS as prepaid forward contracts.  If the IRS were successful in asserting an alternative treatment for the Trigger PLUS, the tax consequences of ownership and disposition of the Trigger PLUS might be affected materially and adversely.  As described above under “Tax considerations,” in 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may well include the Trigger PLUS.  Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Trigger PLUS, possibly with retroactive effect.  In addition, in 2007, the IRS issued a revenue ruling holding that a financial instrument issued and redeemed for U.S. dollars, but providing a return determined by reference to a foreign currency and related market interest rates, is a debt instrument denominated in the foreign currency.  The Trigger PLUS are distinguishable in meaningful respects from the instrument described in the revenue ruling.  If, however, the reach of the revenue ruling were extended, it could materially and adversely affect the tax consequences for U.S. Holders of an investment in the Trigger PLUS, possibly with retroactive effect.  Both U.S. and non-U.S. persons considering an investment in the Trigger PLUS should review carefully the section of the accompanying product supplement entitled "Certain United States Federal Income Tax Considerations" and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Trigger PLUS (including possible alternative treatments and the issues presented by the 2007 notice and revenue ruling), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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Historical Information

The following tables set forth the published high and low exchange rates, as well as the end-of-quarter exchange rates, of each of the basket currencies relative to the euro for each quarter in the period from January 3, 2006 through September 7, 2011. The related graphs set forth the daily exchange rates of each of the basket currencies relative to the euro during the period from January 3, 2006 through September 7, 2011. We obtained the information in the tables and graphs below from Bloomberg Financial Markets, without independent verification. The historical exchange rates of the basket currencies should not be taken as an indication of future performance of the basket currencies or of the underlying basket, and no assurance can be given as to the exchange rates of the basket currencies or the final basket level on the valuation date.

Malaysian Ringgit (# MYR / 1 EUR)	High	Low	Period End
2006
First Quarter	4.6133	4.3990	4.4632
Second Quarter	4.7054	4.4357	4.7001
Third Quarter	4.7318	4.6056	4.6742
Fourth Quarter	4.8050	4.6015	4.6546
2007
First Quarter	4.6854	4.5212	4.6179
Second Quarter	4.6864	4.5518	4.6777
Third Quarter	4.8783	4.6781	4.8636
Fourth Quarter	5.0272	4.7658	4.8311
2008
First Quarter	5.0603	4.6873	5.0417
Second Quarter	5.1545	4.8740	5.1464
Third Quarter	5.1998	4.8426	4.8441
Fourth Quarter	5.0910	4.4545	4.8444
2009
First Quarter	4.9918	4.5798	4.8329
Second Quarter	4.9939	4.6795	4.9384
Third Quarter	5.1469	4.9291	5.0676
Fourth Quarter	5.1120	4.8924	4.9071
2010
First Quarter	4.9050	4.3844	4.4094
Second Quarter	4.4266	3.9192	3.9608
Third Quarter	4.2094	3.9375	4.2094
Fourth Quarter	4.3779	4.0584	4.1002
2011
First Quarter	4.3298	3.9637	4.2832
Second Quarter	4.4183	4.2278	4.3793
Third Quarter (through September 7, 2011)	4.3706	4.1749	4.2060

MYR / EUR – Historical Exchange Rates January 3, 2006 to September 7, 2011

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Philippine Peso (# PHP / 1 EUR)	High	Low	Period End
2006
First Quarter	65.0425	60.8428	61.8684
Second Quarter	68.2587	61.7650	67.9650
Third Quarter	67.8303	63.5421	63.6108
Fourth Quarter	66.4081	62.5522	64.7049
2007
First Quarter	65.0775	62.6841	64.4731
Second Quarter	64.9645	61.4419	62.6204
Third Quarter	65.2163	61.8313	64.2914
Fourth Quarter	64.2683	59.4980	60.1796
2008
First Quarter	66.0261	58.8453	65.9038
Second Quarter	70.8266	65.0498	70.8266
Third Quarter	72.6534	65.6599	66.3000
Fourth Quarter	67.6298	61.1825	66.3902
2009
First Quarter	66.7418	59.7806	64.0359
Second Quarter	68.2312	62.1513	67.5549
Third Quarter	70.8827	67.0667	69.3014
Fourth Quarter	71.0234	66.1057	66.1057
2010
First Quarter	66.5284	60.5289	61.0247
Second Quarter	61.3815	55.2018	56.7292
Third Quarter	60.0832	55.8510	59.7851
Fourth Quarter	60.9010	57.2485	58.6219
2011
First Quarter	62.0037	57.0507	61.3863
Second Quarter	63.8768	60.7673	62.9169
Third Quarter (through September 7, 2011)	62.7160	59.3641	59.8119

PHP / EUR – Historical Exchange Rates January 3, 2006 to September 7, 2011

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Trigger Performance Leveraged Upside SecuritiesSM

Australian Dollar (# AUD / 1 EUR)	High	Low	Period End
2006
First Quarter	1.7027	1.6010	1.6914
Second Quarter	1.7337	1.6388	1.7208
Third Quarter	1.7247	1.6597	1.6987
Fourth Quarter	1.7128	1.6464	1.6736
2007
First Quarter	1.6991	1.6405	1.6516
Second Quarter	1.6544	1.5802	1.5943
Third Quarter	1.6969	1.5532	1.6069
Fourth Quarter	1.7095	1.5508	1.6671
2008
First Quarter	1.7291	1.5997	1.7291
Second Quarter	1.7211	1.6126	1.6436
Third Quarter	1.8118	1.6237	1.7784
Fourth Quarter	2.0847	1.7791	1.9884
2009
First Quarter	2.0334	1.8715	1.9170
Second Quarter	1.8949	1.7222	1.7404
Third Quarter	1.7909	1.6586	1.6586
Fourth Quarter	1.6845	1.5932	1.5932
2010
First Quarter	1.5951	1.4585	1.4730
Second Quarter	1.5280	1.3951	1.4556
Third Quarter	1.4939	1.3683	1.4099
Fourth Quarter	1.4252	1.2985	1.3079
2011
First Quarter	1.4303	1.2960	1.3708
Second Quarter	1.3870	1.3264	1.3526
Third Quarter (through September 7, 2011)	1.3930	1.2989	1.3223

AUD / EUR – Historical Exchange Rates January 3, 2006 to September 7, 2011

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Trigger Performance Leveraged Upside SecuritiesSM

New Zealand Dollar (# NZD / 1 EUR)	High	Low	Period End
2006
First Quarter	1.9879	1.7358	1.9710
Second Quarter	2.1039	1.9495	2.0986
Third Quarter	2.1136	1.9016	1.9411
Fourth Quarter	1.9638	1.8627	1.8750
2007
First Quarter	1.9429	1.8503	1.8693
Second Quarter	1.8570	1.7477	1.7525
Third Quarter	1.9921	1.7076	1.8825
Fourth Quarter	1.9811	1.8256	1.9047
2008
First Quarter	2.0090	1.8272	2.0090
Second Quarter	2.0875	1.9624	2.0672
Third Quarter	2.1674	2.0505	2.1038
Fourth Quarter	2.4690	2.0816	2.4129
2009
First Quarter	2.5584	2.2605	2.3684
Second Quarter	2.3533	2.1631	2.1732
Third Quarter	2.2290	2.0243	2.0243
Fourth Quarter	2.1079	1.9741	1.9741
2010
First Quarter	1.9984	1.8864	1.9011
Second Quarter	1.9192	1.7250	1.7875
Third Quarter	1.8568	1.7404	1.8568
Fourth Quarter	1.8687	1.7154	1.7154
2011
First Quarter	1.9531	1.6961	1.8591
Second Quarter	1.8774	1.7431	1.7489
Third Quarter (through September 7, 2011)	1.7596	1.6256	1.6944

NZD / EUR – Historical Exchange Rates January 3, 2006 to September 7, 2011

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Trigger Performance Leveraged Upside SecuritiesSM

Brazilian Real (# BRL / 1 EUR)	High	Low	Period End
2006
First Quarter	2.8060	2.5193	2.6223
Second Quarter	3.0147	2.5859	2.7693
Third Quarter	2.8300	2.7242	2.7490
Fourth Quarter	2.8899	2.6688	2.8194
2007
First Quarter	2.8286	2.7064	2.7501
Second Quarter	2.7767	2.5551	2.6121
Third Quarter	2.8101	2.5428	2.6160
Fourth Quarter	2.7233	2.5149	2.5968
2008
First Quarter	2.7659	2.5215	2.7659
Second Quarter	2.7237	2.4855	2.5266
Third Quarter	2.8342	2.3867	2.6840
Fourth Quarter	3.4566	2.6864	3.2336
2009
First Quarter	3.2507	2.8991	3.0777
Second Quarter	3.0126	2.6919	2.7390
Third Quarter	2.8169	2.5817	2.5869
Fourth Quarter	2.6344	2.4973	2.4983
2010
First Quarter	2.6270	2.3976	2.4065
Second Quarter	2.3979	2.1807	2.2086
Third Quarter	2.3385	2.1836	2.3005
Fourth Quarter	2.3900	2.2063	2.2235
2011
First Quarter	2.3701	2.1735	2.3103
Second Quarter	2.3993	2.2596	2.2671
Third Quarter (through September 7, 2011)	2.3362	2.2070	2.3362

BRL / EUR – Historical Exchange Rates January 3, 2006 to September 7, 2011

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Trigger Performance Leveraged Upside SecuritiesSM

Validity of the Trigger PLUS

In the opinion of Douglas C. Turnbull, Associate General Counsel - Capital Markets and Corporate Reporting of Citigroup Inc. (the “guarantor”) and counsel to the issuer, when the Trigger PLUS offered by this pricing supplement have been executed and issued by the issuer and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such Trigger PLUS and related guarantee will be legal, valid and binding obligations of the issuer and the guarantor, subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting creditors’ rights generally from time to time in effect and subject to general principles of equity, regardless of whether such is considered in a proceeding in equity or at law.

This opinion is given as of the date of this pricing supplement and is limited to matters governed by the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting the General Corporation Law of the State of Delaware and such applicable provisions of the Delaware Constitution).  In addition, this opinion is subject to customary assumptions as to legal capacity, genuineness of signatures and authenticity of  documents as stated in the opinion dated May 11, 2011, which has been filed as exhibit number 5(a) to the issuer’s Registration Statement on Form S-3 (No. 333-172554).

Additional Considerations

If an exchange rate for any basket currency is not available on the valuation date, the calculation agent may determine the exchange rate in accordance with the procedures set forth in the PLUS product supplement. You should refer to the section “Description of the Notes—Determination of the Amount To Be Received at Maturity of the Notes” in the PLUS product supplement for more information.

In case of default in payment at maturity of the Trigger PLUS, the Trigger PLUS will bear interest, payable upon demand of the beneficial owners of the Trigger PLUS in accordance with the terms of the Trigger PLUS, from and after the maturity date through the date when payment of the unpaid amount has been made or duly provided for, at the rate of 3.10% per annum on the unpaid amount due.

PLUSSM is a service mark of Morgan Stanley. Used under license.

© 2011 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

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Trigger Performance Leveraged Upside SecuritiesSM

You should rely only on the information contained or incorporated by reference in this pricing supplement and accompanying prospectus supplement and base prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained or incorporated by reference in this pricing supplement is accurate as of any date other than the date on the front of this document.

____________________ TABLE OF CONTENTS

Citigroup Funding Inc.

Trigger PLUS Based on a
Basket of Five Currencies
Relative to the Euro

Due September 12, 2013
$1,000 Principal Amount per Trigger PLUS

Any Payments Due from
Citigroup Funding Inc.
Fully and Unconditionally Guaranteed
by Citigroup Inc.

Pricing Supplement
September 7, 2011
(Including PLUS Product Supplement Dated May 16, 2011, Prospectus Supplement Dated May 12, 2011 and Prospectus Dated May 12, 2011)

Page
Pricing Supplement
Final Terms	1
Investment Overview	2
Underlying Basket Overview	3
How Currency Exchange Rates Work	4
How the Currency Return Percentage Formula Works	4
Key Investment Rationale	6
Summary of Selected Key Risks	6
Fact Sheet	8
How Trigger PLUS Work	12
Hypothetical Payouts on the Trigger PLUS at Maturity	13
Payment at Maturity	17
Risk Factors	18
Historical Information	22
Validity of the Trigger PLUS	27
Additional Considerations	27

PLUS Product Supplement
Summary Information Q&A	PPS-2
Risk Factors	PPS-8
Description of the Notes	PPS-16
Certain United States Federal Income Tax Considerations	PPS-27
Plan of Distribution; Conflict of Interest	PPS-31
ERISA Matters	PPS-31

Prospectus Supplement
Risk Factors	S-3
Important Currency Information	S-7
Description of the Notes	S-8
Certain United States Federal Income Tax Considerations	S-34
Plan of Distribution; Conflicts of Interest	S-41
Validity of the Notes	S-42
ERISA Matters	S-42

Prospectus
Prospectus Summary	1
Forward-Looking Statements	8
Citigroup Inc.	8
Citigroup Funding Inc.	8
Use of Proceeds and Hedging	9
European Monetary Union	10
Description of Debt Securities	10
Description of Index Warrants	21
Description of Debt Security and Index Warrant Units	24
Plan of Distribution; Conflicts of Interest	25
ERISA Matters	28
Legal Matters	28
Experts	28